EXHIBIT 5.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEER

We hereby consent to the use and reference to our name and reports evaluating (i) a portion of Cenovus Energy Inc.’s oil and gas reserves data, including estimates of proved reserves and probable reserves and related future net revenue as at December 31, 2012, estimated using forecast prices and costs, and (ii) the contingent resources and prospective resources of Cenovus Energy Inc. as at December 31, 2012, estimated using forecast prices and costs, and the information derived from our reports, as described or incorporated by reference in Cenovus Energy Inc.’s Registration Statement on Form F-10.

McDANIEL & ASSOCIATES CONSULTANTS LTD.

/s/ P. A. Welch
______________________________
P. A. Welch, P. Eng.
President & Managing Director

Calgary, Alberta
May 9, 2013

2200, Bow Valley Square 3, 255 - 5 Avenue SW, Calgary AB  T2P 3G6     Tel: (403) 262-5506     Fax: (403) 233-2744     www.mcdan.com